Exhibit 23.02

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-104682 of The Premcor Refining Group Inc. and subsidiaries on Form S-4 of our report dated February 14, 2003, (March 6, 2003 as to Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for stock based compensation issued to employees and the restatement of the consolidated financial statements to give effect to the contribution of Sabine River Holding Corp. common stock owned by Premcor Inc. (the Company’s Parent company) to the Company, which was accounted for in a manner similar to a pooling of interests as described in Notes 2 and 3) appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/  DELOITTE & TOUCHE LLP

St. Louis, Missouri

April 28, 2003